Exhibit 4.14
Execution Version
REGISTRATION RIGHTS AGREEMENT
THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of March 14, 2025 by and between Diversified Energy Company plc, a public limited company incorporated in England and Wales (the “Company”), the Holders set forth on the signature pages hereto, and, solely for purposes of Section 2.8 herein, Diversified Gas & Oil Corporation, a Delaware corporation and direct wholly owned subsidiary of the Company (“DGOC”).
WHEREAS, this Agreement is made in connection with the closing of the transactions contemplated by that certain Merger Agreement, dated as of January 24, 2025 (the “Merger Agreement”), by and among the Company, Maverick Natural Resources, LLC, a Delaware limited liability company, Remington Merger Sub, LLC, a Delaware limited liability company and indirect wholly owned subsidiary of the Company, solely for purposes of Section 7.3 thereof, DGOC, and, solely for purposes of Section 2.7, Section 2.8, Section 2.10, Article VIII and Article IX thereof, EIG Management Company, LLC, a Delaware limited liability company (“EIG”), solely in its capacity as representative of the Company Unitholders, Company Restricted Unitholders and Company TVU Holders (in each case, as defined in the Merger Agreement);
WHEREAS, under the Merger Agreement, the Holders will receive ordinary shares, par value of £0.20 per share, of the Company (the “Ordinary Shares”);
WHEREAS, the Company has agreed to provide the registration and other rights set forth in this Agreement for the benefit of the Company Unitholders (as defined in the Merger Agreement) who received in the aggregate more than 1% of the outstanding Ordinary Shares at Closing (as defined in the Merger Agreement) (after giving effect to the allotment and issuance of the Stock Consideration (as defined in the Merger Agreement)); and
WHEREAS, it is a condition to the obligations of the parties under the Merger Agreement that this Agreement be executed and delivered.
NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party hereto, the parties hereby agree as follows:
Article I
DEFINITIONS
Section 1.1Definitions. The terms set forth below are used herein as so defined:
“Affiliate” means, with respect to a specified Person, any other Person, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person; provided, that, notwithstanding the foregoing, the Holders and their Affiliates, including any Person that is a portfolio company of EIG, a portfolio company of any investment fund managed by EIG or a portfolio company of any investment fund managed by an Affiliate of EIG (other than the Company), shall not be considered Affiliates of the Company. For purposes of this definition, “control” (including, with correlative meanings, “controlling,” “controlled by,” and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning specified therefor in the introductory paragraph of this Agreement.
“Automatic Shelf Registration Statement” means an “automatic shelf registration statement” as defined in Rule 405 promulgated under the Securities Act.
“Beneficially Own” has the meaning ascribed to it in Section 13(d) of the Exchange Act.

“Business Day” means any day (other than a Saturday or Sunday) on which banking institutions in the State of Texas and London, England are generally open for business.
“Closing Date” has the meaning specified therefor in the Merger Agreement.
“Closing Ordinary Shares” means the fully paid-up Ordinary Shares issued and allotted to the Holders on the Closing Date pursuant to the Merger Agreement and not any other Ordinary Shares held by any Holder.
“Commission” means the United States’ Securities and Exchange Commission.
“Company” has the meaning specified therefor in the introductory paragraph of this Agreement.
“Depositary Receipt” means a depositary receipt representing one whole Ordinary Share.
“DGOC” has the meaning specified therefor in the introductory paragraph of this Agreement.
“DTC” means the Depository Trust Company.
“DTRs” means the Disclosure Guidance and Transparency Rules set out in the FCA’s Disclosure Guidance and Transparency Rules sourcebook.
“Effective Date” has the meaning specified therefor in Section 2.1(a) of this Agreement.
“Effectiveness Period” means the period beginning on the Effective Date for the Registration Statement and ending at the time all Registrable Securities covered by such Registration Statement have ceased to be Registrable Securities.
“EIG” has the meaning specified therefor in the introductory paragraph of this Agreement.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.
“Existing Holders” has the meaning specified therefor in Section 2.2(b) of this Agreement.
“Existing Registration Rights Agreement” means that certain registration rights agreement, dated as of August 15, 2024, by and between the Company and Crescent Pass Energy Holdings, LLC.
“FCA” means the United Kingdom’s Financial Services Authority acting in its capacity as relevant competent authority in the United Kingdom under Part VI of the FSMA.
“FINRA” means the Financial Industry Regulatory Authority.
“FSMA” means the United Kingdom’s Financial Services and Markets Act 2000, as amended.
“Holder” means the record holder of any Registrable Securities as set forth on the signature page hereto.
“Included Registrable Securities” has the meaning specified therefor in Section 2.2(a) of this Agreement.
“Laws” shall have the meaning set forth in the Merger Agreement.
“Legend Removal Documents” has the meaning specified therefor in Section 2.12 of this Agreement.
“Listing Rules” means the listing rules of the FCA made for the purposes of section 73A of the FSMA as set out in the FCA’s Listing Rules sourcebook, as amended from time to time.

“Losses” has the meaning specified therefor in Section 2.9(a) of this Agreement.
“Managing Underwriter” means, with respect to any Underwritten Offering, the left lead book running manager of such Underwritten Offering.
“Market Abuse Regulation” means Regulation (EU) No. 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse, including as the same forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018, as amended, and as amended by the Market Abuse (Amendment) (EU Exit) Regulations 2019 (SI 2019/310).
“Merger Agreement” has the meaning specified therefor in the Recitals of this Agreement.
“Ordinary Shares” has the meaning specified therefor in the Recitals of this Agreement.
“Other Holders” has the meaning specified therefor in Section 2.2(b) of this Agreement.
“Permitted Transfer” has the meaning specified therefor in Section 2.6(b)(i) of this Agreement.
“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, government or any agency, instrumentality or political subdivision thereof, or any other form of entity.
“Piggyback Notice” has the meaning specified therefor in Section 2.2(a) of this Agreement.
“Piggyback Opt-Out Notice” has the meaning specified therefor in Section 2.2(a) of this Agreement.
“Piggyback Registration” has the meaning specified therefor in Section 2.2(a) of this Agreement.
“Registrable Securities” means, subject to Section 1.2 of this Agreement, the Closing Ordinary Shares.
“Registration” means any registration pursuant to this Agreement, including pursuant to the Shelf Registration Statement.
“Registration Statement” has the meaning specified therefor in Section 2.1 of this Agreement.
“Resale Opt-Out Notice” has the meaning specified therefor in Section 2.1(b) of this Agreement.
“Restricted Period” has the meaning specified therefor in Section 2.6(b)(ii) of this Agreement.
“Rule 144” has the meaning specified therefor in Section 1.2 of this Agreement.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.
“Selling Expenses” means all underwriting fees, discounts and selling commissions or similar fees or arrangements allocable to the sale of the Registrable Securities, transfer taxes and fees and disbursements of counsel to the Selling Holders except for the reasonable fees and disbursements of counsel for the Selling Holders required to be paid by DGOC pursuant to Section 2.8 of this Agreement.
“Selling Holder” means a Holder who is selling Registrable Securities pursuant to a Registration.
“Selling Holder Election Notice” has the meaning specified therefor in Section 2.3(a) of this Agreement.

“Shelf Registration Statement” means a registration statement under the Securities Act to permit the public resale of the Registrable Securities from time to time as permitted by Rule 415 of the Securities Act (or any similar provision then in force under the Securities Act).
“Transfer” has the meaning specified therefor in Section 2.6(b)(iii) of this Agreement.
“Underwritten Block Trade” has the meaning specified therefor in Section 2.3(b) of this Agreement.
“Underwritten Block Trade Minimum Commitment” has the meaning specified therefor in Section 2.3(b) of this Agreement.

“Underwritten Offering” means an offering (including an offering pursuant to a Shelf Registration Statement) in which Ordinary Shares are issued and allotted to investors and/or to an underwriter on a firm commitment basis for reoffering to the public or an offering that is a “bought deal” with one or more investment banks.
“Underwritten Offering Filing” means a registration statement or a preliminary prospectus supplement (or prospectus supplement if no preliminary prospectus supplement is used) to an effective registration statement, in each case relating to an Underwritten Offering.
“Underwritten Offering Minimum Commitment” has the meaning specified therefor in Section 2.3(a) of this Agreement.
“WKSI” means a well-known seasoned issuer (as defined in the rules and regulations of the Commission).
Section 1.2Registrable Securities. Any Registrable Security will cease to be a Registrable Security at the earliest of the following: (a) when a registration statement covering such Registrable Security has been declared effective by the Commission and such Registrable Security has been sold or disposed of pursuant to such effective registration statement; (b) when such Registrable Security is held by the Company or one of its subsidiaries; (c) when such Registrable Security has been sold in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of such Registrable Security; (d) the date on which such Registrable Security has been sold pursuant to any section of Rule 144 under the Securities Act (or any similar provision then in force under the Securities Act, “Rule 144”) or any other exemption from the registration requirements of the Securities Act as a result of which the legend on any certificate, book-entry notation or Depositary Receipt representing such Registrable Security restricting transfer of such Registrable Security has been removed; or (e) when the Holder of such Registrable Security owns less than an aggregate of 1% of the then outstanding Ordinary Shares and such Holder may dispose of all Registrable Securities then owned by such Person, free of restrictions, without regard to Rule 144(b) (or any successor rule) under the Securities Act (i.e., such Person is not an affiliate of the Company, and has not been an affiliate of the Company for the previous three months, and has satisfied the one-year holding period under Rule 144).
Article II
REGISTRATION RIGHTS
Section 2.1Shelf Registration.
(a)Shelf Registration. The Company shall (i) prepare and file a Shelf Registration Statement under the Securities Act covering all Registrable Securities outstanding at the time of such filing (or submission) (a “Registration Statement”) within 90 calendar days from the date of this Agreement, and (ii) use its reasonable best efforts to cause such Shelf Registration Statement to become effective as promptly as is reasonably practicable but no later than (A) 30 days from its initial filing (or submission) if the Commission notifies the Company there will not be a “review” of such Registration Statement or (B) 180 days following the Closing Date (such date, the “Effective Date”); provided, that, the Effective Date may be extended as necessary in the opinion of counsel to clear any comments received from the Commission. The Registration Statement filed with the Commission pursuant to this Section 2.1 shall be on Form F-3 or Form S-3, as applicable, and, if the Company is a WKSI as of the filing date thereof, shall be an Automatic Shelf Registration Statement, or, if Form F-3 or Form S-3, as applicable, are not then available to the Company, on Form F-1 or Form S-1, as applicable, or such other form of registration statement as is then available to effect a registration for resale of the Registrable Securities, covering the Registrable Securities, and shall contain a prospectus in such form as to permit any Selling Holder covered by such Registration Statement to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the Effective Date for such Registration Statement. During the Effectiveness Period, the Company will use its reasonable best efforts to cause such Shelf Registration Statement on Form F-3 or Form S-3, as applicable, filed pursuant to this Section 2.1(a) to be continuously effective under the Securities Act, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another registration statement is available, for the resale of the Registrable Securities until all Registrable Securities have ceased to be Registrable Securities. A Registration Statement when declared effective, or for purposes of an Automatic Shelf Registration Statement when filed with the Commission (including the documents incorporated therein by reference), will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained in such Registration Statement, in the light of the circumstances under which a statement is made). As soon as practicable following the date that a Shelf Registration Statement becomes effective, but in any event within two Business Days of such date, the Company shall provide the Holders with written notice of the effectiveness of such Registration Statement.
(b)Resale Registration Opt-Out. At least three Business Days before the initial filing of a Shelf Registration Statement required by Section 2.1(a), the Company shall provide advance written notice (which notice may be provided prior to the date of this Agreement) to each Holder that it plans to file a Shelf Registration Statement. Any Holder may deliver advance written notice (a “Resale Opt-Out Notice”) to the Company requesting that such Holder not be included in a Shelf Registration Statement prior to its initial filing. Following receipt of a Resale Opt-Out Notice from a Holder, the Company shall not be required to include the Registrable Securities of such Holder in such Shelf Registration Statement.
(c)Delay Rights. Notwithstanding anything to the contrary contained herein, the Company may delay the filing of a Shelf Registration Statement required by Section 2.1(a) and may, upon written notice to any Selling Holder whose Registrable Securities are included in a Shelf Registration Statement filed pursuant to Section 2.1(a), suspend such Selling Holder’s use of any prospectus which is a part of the Shelf Registration Statement, including pursuant to an Underwritten Offering, (in which event the Selling Holder shall discontinue sales of the Registrable Securities pursuant to the Shelf Registration Statement) if (i) the Company determines that the offer or sale of Registrable Securities would reasonably be expected to have an adverse effect on any proposal or plan by the Company or any of its subsidiaries to engage in any acquisition of assets or stock (other than in the ordinary course of business) or any merger, consolidation, tender offer, recapitalization, reorganization, financing or other transaction involving the Company or (ii) upon advice of counsel, the sale of Registrable Securities pursuant to the Registration Statement would require disclosure of material non-public information / inside information not otherwise required to be disclosed under Law, and either (x) the Company has a bona fide business purpose for preserving the confidentiality of such information or transaction, (y) disclosure would have a material adverse effect on the Company or the Company’s ability to consummate such transaction, or (z) such transaction renders the Company unable to comply with Commission requirements, in each case under circumstances that would make it impractical or inadvisable to cause the Registration Statement (or such filings) to become effective or to promptly amend or supplement the Registration Statement on a post effective basis, as applicable; provided, however, that the Company may only suspend Selling Holders from selling Registrable Securities pursuant to such Registration Statement twice in any twelve-month period and in no event for a period that exceeds an aggregate of 60 days in any 365-day period. Upon disclosure of such information or the termination of the condition described above, the Company shall provide prompt notice to the Selling Holders whose Registrable Securities are included in the Shelf Registration Statement, but in any event within one Business Day of such disclosure or termination, and shall promptly terminate any suspension of sales it has put into effect and shall take such other reasonable actions necessary or appropriate to permit registered sales of Registrable Securities as contemplated in this Agreement.
Section 2.2Piggyback Registration Participation. (a) If at any time the Company proposes to file an Underwritten Offering Filing for the sale of Ordinary Shares in an Underwritten Offering for its own account and/or another Person, other than (i) a Registration Statement contemplated by Section 2.1, (ii) a registration relating solely to employee benefit plans, (iii) a registration relating solely to a Rule 145 transaction, (iv) a registration relating to a transaction, the registration of which is filed on Form F-4 or Form S-4, as applicable, or (v) a registration statement on any registration form which does not permit secondary sales, then the Company shall give not less than three Business Days advance notice, or at least two Business Days in connection with any overnight or bought Underwritten Offering (including, but not limited to, notification by e-mail; such notice, a “Piggyback Notice”), of such proposed Underwritten Offering to each Holder, and such notice shall offer such Holder the opportunity to participate in any Underwritten Offering and to include in such Underwritten Offering such number of Registrable Securities (the “Included Registrable Securities”) as each such Holder may request in writing (a “Piggyback

Registration”); provided, however, that (A) the Company shall not be required to include the Registrable Securities of the Holders in such Registration if the Holders do not offer in the aggregate a minimum of $15.0 million of Registrable Securities, and (B) if the Company has been advised by the Managing Underwriter that the inclusion of Registrable Securities for sale for the benefit of the Holders will have material and adverse effect on the offering price, timing or probability of success of the distribution of the Ordinary Shares in the Underwritten Offering, then the amount of Registrable Securities to be offered for the accounts of Holders shall be determined based on the provisions of Section 2.2(b) or in such other manner as such Selling Holders may agree. Each Piggyback Notice shall be provided to Holders on a Business Day pursuant to Section 3.1 hereof and confirmation of receipt of such notice shall be requested in the notice. The Holder will have two Business Days (or one Business Day in connection with any overnight or bought Underwritten Offering) after notice has been delivered to request in writing the inclusion of Registrable Securities in the Underwritten Offering. If no request for inclusion from a Holder is received within the specified time, such Holder shall have no further right to participate in such Piggyback Registration. If the Company is not required to offer the opportunity for a Piggyback Registration in respect of a proposed Underwritten Offering initiated by the Company as a result of the circumstance described in the immediately preceding sentence, the Company shall have no obligation to provide a Piggyback Notice to the Holder and the Holder shall have no right to include any Registrable Securities in such Underwritten Offering (and any related registration, if applicable). If, at any time after giving written notice of its intention to undertake an Underwritten Offering and prior to the closing of such Underwritten Offering, the Company shall determine for any reason not to undertake or to delay such Underwritten Offering, the Company may, at its election, give written notice of such determination to the Selling Holders and, (x) in the case of a determination not to undertake such Underwritten Offering, shall be relieved of its obligation to sell any Included Registrable Securities in connection with such terminated Underwritten Offering, and (y) in the case of a determination to delay such Underwritten Offering, shall be permitted to delay offering any Included Registrable Securities for the same period as the delay in the Underwritten Offering. Any Selling Holder shall have the right to withdraw such Selling Holder’s request for inclusion of such Selling Holder’s Registrable Securities in such Underwritten Offering by giving written notice to the Company of such withdrawal at least one Business Day prior to such offering (or, if later, no later than one Business Day after receiving any notice (other than a Piggyback Notice) of reduction of offering size pursuant to the first sentence of Section 2.2(b)). Any Holder may deliver written notice (a “Piggyback Opt-Out Notice”) to the Company requesting that such Holder not receive notice from the Company of any proposed Underwritten Offering; provided, however, that such Holder may later revoke any such Piggyback Opt-Out Notice in writing. Following receipt of a Piggyback Opt-Out Notice from a Holder (unless subsequently revoked), the Company shall not be required to deliver any notice to such Holder pursuant to this Section 2.2(a) and such Holder shall no longer be entitled to participate in Underwritten Offerings by the Company pursuant to this Section 2.2(a), unless such Piggyback Opt-Out Notice is revoked by such Holder. Each Holder who receives a Piggyback Notice shall keep the receipt of such Piggyback Notice and any information it receives regarding the related Underwritten Offering confidential and will not disclose such information to any third party.
(a)Priority of Piggyback Registration. If the Managing Underwriter or Underwriters of any proposed Underwritten Offering of Ordinary Shares involving Included Registrable Securities advises the Company that the total amount of Ordinary Shares which the Selling Holders and any other Persons intend to include in such offering exceeds the number which can be sold in such offering without being likely to have a material and adverse effect on the offering price, timing or probability of success of the distribution of the Ordinary Shares offered or the market for the Ordinary Shares, then the Piggyback Notice provided by the Company pursuant to Section 2.2(a) shall include notification of such determination or, if such determination is made after the Piggyback Notice has been given, then the Company shall furnish notice in writing (including by e-mail) to the Holders (or to those who have timely elected to participate in such Underwritten Offering), and the Ordinary Shares to be included in such Underwritten Offering shall include the number of Ordinary Shares that such Managing Underwriter or Underwriters advises the Company can be sold without having such material and adverse effect, with such number to be allocated (i) if such Piggyback Registration was initiated by the Company, (A) first, to the Company, (B) second, pro rata among the Selling Holders and any holders granted registration rights under the Existing Registration Statement (the “Existing Holders”) who have requested participation in the Piggyback Registration (based, for each such Selling Holder or Existing Holder, on the percentage derived by dividing (1) the number of Ordinary Shares proposed to be sold by such Selling Holder or Existing Holder in such offering; by (2) the aggregate number of Ordinary Shares proposed to be sold by all Selling Holders and all Existing Holders in the Piggyback Registration), and (C) third, to any other holder of Ordinary Shares with registration rights and (ii) if such Piggyback Registration was not initiated by the Company, (A) first, solely to the extent such Registration was initiated pursuant to the Existing Registration Rights Agreement, to the Existing Holders initiating such Registration, (B) second, pro rata among the Selling Holders and any other Persons who have been, including the Existing Holders, or after the date hereof are granted registration rights on parity with the registration rights granted under this Agreement (the “Other Holders”) who have requested participation in the Piggyback Registration (based, for each such Selling Holder or Other Holder, on the percentage derived by dividing (1) the number of Ordinary Shares proposed to be sold by such Selling Holder or Other Holder in such offering; by (2) the aggregate number of Ordinary Shares proposed to be sold by all Selling Holders and all Other Holders in the Piggyback Registration other than the Existing Holders initiating such Registration in the event the immediately preceding clause (A)

applies), (C) third, to any other holder of Ordinary Shares with registration rights on a pro rata basis, and (D) fourth, to the Company. For the avoidance of doubt, the priority set forth in this Section 2.2(b) shall not apply and shall have no effect in the event that a Holder exercises its rights pursuant to Section 2.3, which shall be governed exclusively by the provisions of Section 2.3.
Section 2.3Secondary Underwritten Offering.
(a)Underwritten Offering. In the event that a Selling Holder or a group of Selling Holders elects to dispose of Registrable Securities under the Shelf Registration Statement pursuant to an Underwritten Offering for its own account and reasonably expects gross proceeds of at least $20.0 million (such amount, the “Underwritten Offering Minimum Commitment”), such Selling Holder shall give notice of such election in writing (including, but not limited to, notification by e-mail; such notice, the “Selling Holder Election Notice”) to the Company not less than 5 Business Days before the date such Selling Holder intends for such Underwritten Offering to commence marketing (whether on a confidential basis or on a public basis).
(b)Underwritten Block Trade. In the event that a Selling Holder or a group of Selling Holders elects to dispose of Registrable Securities under the Shelf Registration Statement pursuant to an Underwritten Offering not involving a “roadshow,” an offer commonly known as a “block trade” (each, an “Underwritten Block Trade”) for its own account and reasonably expects gross proceeds of at least $15.0 million (such amount, the “Underwritten Block Trade Minimum Commitment”), such Selling Holder shall give a Selling Holder Election Notice to the Company not less than three Business Days before the date such Selling Holder intends for such Underwritten Block Trade to commence.
(c)Notice to the Company. The Selling Holder Election Notice shall specify the number of Registrable Securities that the Selling Holder intends to offer in such Underwritten Offering or Underwritten Block Trade, as applicable, and the expected commencement date thereof. The Company shall, at the request of such Selling Holder, enter into an underwriting agreement in a customary form (that is mutually agreeable to all parties thereto) with the Managing Underwriter or Underwriters selected by the Holders, which shall include, among other provisions, indemnities to the effect and to the extent provided in Section 2.9, and shall take all such other reasonable actions as are requested by the Managing Underwriter in order to expedite or facilitate the disposition of the Registrable Securities. For the avoidance of doubt, the Holders’ rights to elect to participate in an Underwritten Offering or Underwritten Block Trade pursuant to Section 2.3(a) and 2.3(b), respectively, shall not be limited in any way by the rights of other holders of Ordinary Shares with registration rights to make similar elections to participate in underwritten offerings of Ordinary Shares, except as expressly provided in this Agreement.
(d)Notice to Holders. Subject to applicable Laws (including the requirements under the Market Abuse Regulations), not later than (i) in the case of an Underwritten Offering, two Business Days, and (ii) in the case of an Underwritten Block Trade, one Business Day, after receipt by the Company of the Selling Holder Election Notice, unless the Company determines in accordance with Section 2.1(e) to delay such Underwritten Offering or Underwritten Block Trade (in which event the Company shall promptly notify the initiating Selling Holder in writing of such determination), then the Company shall provide written notice (including, but not limited to, notification by e-mail) to the other Holders of Registrable Securities of the Selling Holder’s intention to conduct an Underwritten Offering or Underwritten Block Trade, as applicable, and such notice shall offer such other Holders the opportunity to participate in such Underwritten Offering or Underwritten Block Trade, as applicable, and to include in such Underwritten Offering or Underwritten Block Trade, as applicable, such number of Registrable Securities as each such Holder may request in writing. Each such other Holder will have (i) in the case of an Underwritten Offering, three Business Days, or (ii) in the case of an Underwritten Block Trade, one Business Day, after notice has been delivered to request in writing submitted to the Company the inclusion of Registrable Securities in the Underwritten Offering or Underwritten Block Trade, as applicable. If no request for inclusion from a Holder is received by the Company within the specified time, such Holder shall have no further right to participate in such Underwritten Offering or Underwritten Block Trade. If, at any time after giving written notice of its intention to undertake an Underwritten Offering or Underwritten Block Trade and prior to the closing of such Underwritten Offering or Underwritten Block Trade, the Selling Holder giving the notice shall determine for any reason not to undertake or to delay such Underwritten Offering or Underwritten Block Trade, such Selling Holder may, at its election, give written notice of such determination to the Company and, if the failure of such Selling Holder to participate would cause the aggregate amount of Registrable Securities participating in the Underwritten Offering or Underwritten Block Trade to fall below the Underwritten Offering Minimum Commitment or Underwritten Block Trade Minimum Commitment, as applicable, the Company shall notify the other Holders and, (x) in the case of a determination not to undertake such Underwritten Offering or Underwritten Block Trade, shall be relieved of its obligation to include Registrable Securities of any other Holder, and (y) in the case of a determination to delay such Underwritten Offering or Underwritten Block Trade, shall be permitted to delay offering any Registrable Securities of any other Holder for the same period as the delay in the Underwritten Offering or Underwritten Block Trade. Any other Holder shall have the right to withdraw such Holder’s request for inclusion of such Holder’s Registrable Securities in such Underwritten Offering or Underwritten Block Trade by giving written notice to the Company of such withdrawal up to and including the time of pricing of such offering. If the Managing Underwriter or Underwriters of any proposed Underwritten Offering or Underwritten Block Trade of Registrable Securities under a Shelf Registration Statement advises the Company that the total amount of Registrable Securities which the Selling Holders and any other Persons intend to include in such offering exceeds the number which can be sold in such offering without being likely to have a material and adverse effect on the offering price, timing or probability of success of the distribution of the Registrable Securities offered or the market for the Registrable Securities, then the Registrable Securities to be included in such Underwritten Offering or Underwritten Block Trade shall include the number of Registrable Securities that such Managing Underwriter or Underwriters advises the Company can be sold without having such material and adverse effect, with such number to be allocated (i) first, to the Selling Holders who requested such Underwritten Offering or Underwritten Block Trade and any other Holders of Registrable Securities who have elected to participate in such Underwritten Offering or Underwritten Block Trade (based, for each such Selling Holder or other Holder, on the percentage derived by dividing (1) the number of Ordinary Shares proposed to be sold by such Selling Holder or other Holder in such offering; by (2) the aggregate number of Ordinary Shares proposed to be sold by such Selling Holders and such other Holders), (ii) second, to the Other Holders who have requested participation in the Underwritten Offering or Underwritten Block Trade, (iii) third, to any other holder of Ordinary Shares with registration rights on a pro rata basis, and (iv) fourth, to the Company.
(e)The Company shall not be required to conduct more than (i) five Underwritten Offerings (excluding Underwritten Block Trades as separately provided for in clause (ii) below) in the aggregate pursuant to this Section 2.3 (and not more than three of such Underwritten Offerings in any 365-day period; provided, that if on any day on or after the 18 month anniversary of the Closing Date, the Selling Holders Beneficially Own in the aggregate less than 10% of the outstanding Ordinary Shares as of such date, then, despite any later increase in the Ordinary Shares Beneficially Owned by the Selling Holders, not more than one of such Underwritten Offerings in any 365-day period) and (ii) five Underwritten Block Trades in the aggregate pursuant to this Section 2.3 (and not more than two of such Underwritten Block Trades in any 365-day period), provided, that the number of Underwritten Block Trades permitted pursuant to this clause (ii) may be increased in total or in any 365-day period with the number of unused Underwritten Offerings provided for in clause (i), in each case pursuant to Selling Holder Election Notices.
Section 2.4Sale Procedures.
(a)General Procedures. In connection with any Underwritten Offering (i) under Section 2.2 of this Agreement, the Company shall be entitled to select the Managing Underwriter or Underwriters, and (ii) under Section 2.3 of this Agreement, the Selling Holders shall be entitled to select the Managing Underwriter or Underwriters (provided, however, that the designated Managing Underwriter or Underwriters shall be reasonably acceptable to the Company). In connection with an Underwritten Offering contemplated by this Agreement in which a Selling Holder participates, each Selling Holder and the Company shall be obligated to enter into an underwriting agreement (in a form that is mutually agreeable to all parties thereto) with the Managing Underwriter or Underwriters which contains such representations, covenants, indemnities and other rights and obligations as are customary in underwriting agreements for firm commitment offerings of equity securities or an offering that is a “bought deal”. No Selling Holder may participate in such Underwritten Offering unless such Selling Holder agrees to sell its Registrable Securities on the basis provided in such underwriting agreement and completes and executes all questionnaires, powers of attorney, indemnities, “lock-up” arrangements and other documents reasonably required under the terms of such underwriting agreement. Each Selling Holder may, at its option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters also be made to and for such Selling Holder’s benefit and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also be conditions precedent to its obligations. No Selling Holder shall be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Selling Holder’s ownership of the securities being registered on its behalf and its intended method of distribution and any other representation required by law. If any Selling Holder disapproves of the terms of an Underwritten Offering, such Selling Holder may elect to withdraw therefrom by notice to the Company and the Managing Underwriter at least one Business Day prior to such Underwritten Offering. No such withdrawal or abandonment shall affect the Company’s obligation to pay expenses in accordance with Section 2.8.
(b)In connection with its obligations under this Article II, the Company will, subject at all times to compliance with all applicable laws and regulations (including, without limitation, the Listing Rules, the DTRs and the Market Abuse Regulation), as expeditiously as possible:
(i)prepare and file with the Commission such amendments and supplements to the Shelf Registration Statement and the prospectus used in connection therewith as may be necessary to keep a Shelf Registration Statement effective for the Effectiveness Period and as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by a Shelf Registration Statement;
(ii)if a prospectus supplement will be used in connection with the marketing of an Underwritten Offering from a Shelf Registration Statement and the Managing Underwriter at any time shall notify the Company in writing that, in the sole judgment of such Managing Underwriter, the inclusion of detailed information to be used in such prospectus supplement is of material importance to the success of the Underwritten Offering of such Registrable Securities, the Company shall use its commercially reasonable efforts to include such information in the prospectus supplement;
(iii)furnish to each Selling Holder (A) as far in advance as reasonably practicable before filing a Shelf Registration Statement or any other registration statement contemplated by this Agreement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the Commission), and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing such Shelf Registration Statement or such other registration statement and the prospectus included therein or any supplement or amendment thereto, and (B) such number of copies of such Shelf Registration Statement or such other registration statement and the prospectus included therein and any supplements and amendments thereto as such Persons may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such Shelf Registration Statement or other registration statement;
(iv)if applicable, use its reasonable best efforts to register or qualify the Registrable Securities covered by a Shelf Registration Statement or any other registration statement contemplated by this Agreement under the securities or blue sky laws of such jurisdictions as the Selling Holders or, in the case of an Underwritten Offering, the Managing Underwriter, shall reasonably request, provided, that the Company will not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action which would subject it to general service of process in any such jurisdiction where it is not then so subject;
(v)promptly notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (A) the filing of a Shelf Registration Statement or any other registration statement contemplated by this Agreement or any prospectus included therein or any amendment or supplement thereto (other than any amendment or supplement resulting from the filing of a document incorporated by reference therein), and, with respect to such Shelf Registration Statement or any other registration statement or any post-effective amendment thereto, in each case other than an Automatic Shelf Registration Statement, when the same has become effective; and (B) the receipt of any written comments from the Commission with respect to any filing referred to in clause (A) and, subject to clause (vii) below, any written request by the Commission for amendments or supplements to such Shelf Registration Statement or any other registration statement contemplated by this Agreement or any prospectus or prospectus supplement thereto;
(vi)promptly notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (A) the happening of any event as a result of which the prospectus or prospectus supplement contained in a Shelf Registration Statement or any other registration statement contemplated by this Agreement or any supplemental amendment thereto, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; (B) the issuance or threat of issuance by the Commission of any stop order suspending the effectiveness of such Shelf Registration Statement or any other registration statement contemplated by this Agreement, or the initiation of any proceedings for that purpose; or (C) the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, the Company agrees to as promptly as practicable amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;
(vii)upon request and subject to appropriate confidentiality obligations, furnish to each Selling Holder copies of any and all transmittal letters or other correspondence with the Commission or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Registrable Securities;
(viii)in the case of an Underwritten Offering, furnish upon request a “comfort” letter, dated the pricing date of such Underwritten Offering and a letter of like kind dated the date of the closing under the underwriting agreement, in each case, signed by the independent public accountants who have certified the Company’s financial statements included or incorporated by reference into the applicable registration statement, and the “comfort” letter shall be in customary form and covering substantially the same matters with respect to such registration statement (and the prospectus included therein and any supplement thereto) and as are customarily covered in accountants’ letters delivered to the underwriters in underwritten offerings of securities;
(ix)in the case of an Underwritten Offering, use reasonable best efforts to furnish upon request a letter, dated the pricing date of such Underwritten Offering and a letter of like kind dated the date of the closing under the underwriting agreement, in each case, signed by the reserve engineers who have prepared reserve reports of estimated net proved oil and natural gas reserves with respect to certain oil and gas properties of the Company included or incorporated by reference into the applicable registration statement, and the letter shall be in customary form and covering substantially the same matters with respect to such registration statement (and the prospectus included therein and any supplement thereto) and as are customarily covered in reserve engineers’ letters delivered to the underwriters in underwritten offerings of securities;
(x)in the case of an Underwritten Offering, use reasonable best efforts to furnish upon request an opinion of U.S. counsel to the Company, dated the date of the closing under the underwriting agreement, in form and substance satisfactory to the underwriters of such Underwritten Offering;
(xi)otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months, but not more than 18 months, beginning with the first full calendar month after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;
(xii)make available to the appropriate representatives of the underwriters access to such information and the Company personnel as is reasonable and customary to enable such parties and their representatives to establish a due diligence defense under the Securities Act; provided, that the Company shall not disclose any non-public information to any such representatives unless and until such representatives have entered into a confidentiality agreement with the Company and/or as otherwise required by applicable law (including, without limitation, the Market Abuse Regulation);
(xiii)use its reasonable best efforts to cause all such Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or nationally recognized quotation system on which the Ordinary Shares are then listed or quoted;
(xiv)use its reasonable best efforts to cause the Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable the Selling Holders to consummate the disposition of such Registrable Securities;
(xv)provide a transfer agent and registrar for all Registrable Securities covered by such registration statement not later than the Effective Date of such registration statement;

(xvi)enter into customary agreements and take such other actions as are reasonably requested by the Selling Holders, or the underwriters, if any, in order to expedite or facilitate the disposition of such Registrable Securities (including, in the case of an Underwritten Offering of $50 million or greater of Registrable Securities, making appropriate officers of the Company available to participate in any “road show” presentations before analysts, and other customary marketing activities (including one-on-one meetings with prospective purchasers of the Registrable Securities)); provided, however, that the officers of the Company shall not be required to dedicate an unreasonably burdensome amount of time in connection with activities for any Underwritten Offering; and
(xvii)if requested by any Selling Holder in connection with any transaction involving any Registrable Securities (including any sale or other transfer of such Registrable Securities without registration under the Securities Act, pledges pursuant to margin loans, hedging or other transactions or arrangements (including, without limitation, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined)), provide such Selling Holder with customary and reasonable assistance to facilitate such transaction, including, without limitation (A) such action as the Selling Holder may reasonably request from time to time to enable the Selling Holder to sell Registrable Securities without registration under the Securities Act and (B) entering into an “issuer’s agreement” in connection with any margin loan with respect to such Registrable Securities in customary form.
(c)Each Selling Holder will at all times be required to comply with its obligations under the Market Abuse Regulation in respect of the Registrable Securities and, upon receipt of notice from the Company of the happening of any event of the kind described in Section 2.4(b)(vi), shall forthwith discontinue disposition of the Registrable Securities until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.4(b)(vi) or until it is advised in writing by the Company that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by the Company, such Selling Holder will, or will request the Managing Underwriter or underwriters, if any, to deliver to the Company (at the Company’s expense) all copies in their possession or control, other than permanent file copies then in such Selling Holder’s possession, of the prospectus and any prospectus supplement covering such Registrable Securities current at the time of receipt of such notice.
Section 2.5Cooperation by Holders. The Company shall have no obligation to include Registrable Securities of a Holder in the Shelf Registration Statement or in an Underwritten Offering under Article II of this Agreement if such Selling Holder has failed to timely furnish such information which, in the opinion of counsel to the Company, is reasonably required in order for the registration statement or prospectus supplement, as applicable, to comply with the Securities Act.
Section 2.6Lock-Up.
(a)Each Holder hereby irrevocably agrees that, subject to the exceptions set forth in this Section 2.6, without the prior written consent of the Company, the Holder will not, during the applicable Restricted Period, Transfer any Closing Ordinary Shares and/or Depositary Receipts representing such Closing Ordinary Shares other than in Permitted Transfers.
(b)As used in this Section 2.6 with respect to each Holder:
(i)“Permitted Transfer” means any Transfer (A) to an Affiliate of the Holder or, upon prior written notice and subject to the execution of a joinder agreement as set forth in the proviso below, an entity in which one or more Affiliates of the Holder, directly, or indirectly through one or more Affiliates of the Holder, owns equity interests with sufficient voting control in such entity, or otherwise has legally enforceable rights, such that one or more Affiliates of the Holder retain sole dispositive power and exclusive voting control with respect to the Closing Ordinary Shares held by such entity; (B) to the Company or any of its subsidiaries or the Company’s Employee Benefit Trust, including pursuant to a share buyback, tender offer, or any other lawful purchase of Ordinary Shares by the Company or any of its subsidiaries or the Company’s Employee Benefit Trust; (C) pursuant to a liquidation, merger, consolidation, share exchange, reorganization, tender offer or other similar transaction involving the Company or any of its subsidiaries that has been approved, authorized or recommended by the board of directors of the Company; (D) of Ordinary Shares purchased by such Holder on the open market; and (E) (1) for estate planning purposes to any trust, partnership, limited liability company or other vehicle for the benefit of such Holder; (2) by will or intestate succession upon the death of a Holder or a division or distribution of a trust described in clause (1) above; (3) pursuant to a qualified domestic order, court order or in connection with a divorce settlement; (4) as a bona fide gift or charitable distribution, or for bona fide estate planning purposes; (5) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, or if the undersigned is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust (for purposes of this Section 2.6, “immediate family” shall mean any relationship by blood, current or former marriage, domestic partnership or adoption, not more remote than first cousin); (6) to a partnership, limited liability company or other entity of which the undersigned and the immediate family of the undersigned are the legal and beneficial owner of all of the outstanding equity securities or similar interests; (7) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (1) through (6) above; and (8) if such Holder is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (x) to another corporation, partnership, limited liability company, trust or other business entity that controlled or managed by the Holder (including, but not limited to, any distribution to its members), or (y) to partners, limited liability company members, or stockholders of the Holder, including, for the avoidance of doubt, where the Holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership; provided, however, that in the case of any transfer or distribution pursuant to clauses (A) through (E) above, such transfer shall not involve a disposition for value and each donee, devisee, transferee or distributee must sign and deliver a lock-up agreement to the Company substantially in the form of this Section 2.6 for a period not to exceed the Restricted Period; provided, further, that in order for the Transfer to be effective and binding, any transferee who receives Closing Ordinary Shares or Depositary Receipts representing such Closing Ordinary Shares pursuant to a Permitted Transfer in accordance with clauses (A) through (E) above at any time while this Agreement remains in effect must first execute a joinder to this Agreement and agree to be bound by the terms of this Agreement as if they were an original party (in the capacity of the Holder) hereto.
(ii)“Restricted Period” means (a) with respect to 33% of the Closing Ordinary Shares or Depositary Receipts representing such Closing Ordinary Shares issued to the Holder, the period commencing on Closing Date and ending on the date that is six months after the Closing Date, (b) with respect to an additional 33% of the Closing Ordinary Shares or Depositary Receipts representing such Closing Ordinary Shares issued to the Holder, the period commencing on the Closing Date and ending on the date that is nine months after the Closing Date, and (c) with respect to the remaining 34% of the Closing Ordinary Shares or Depositary Receipts representing such Closing Ordinary Shares issued to the Holder, the period commencing on the Closing Date and ending on the date that is one year after the Closing Date.
(iii)“Transfer” means, with respect to Ordinary Shares or Depositary Receipts, directly or indirectly, by operation of Law, contract or otherwise, (A) the sale, transfer, assignment, pledge, hypothecation, mortgage, license, gift, creation of a security interest in or lien on, placement in trust (voting or otherwise), encumbrance or other disposition to any Person of such Ordinary Shares or Depositary Receipts, in whole or in part, including as a result of foreclosure on a security interest, (B) any hedging, swap, forward contract or other transaction that is designed to or which reasonably could be expected to lead to or result in a transfer or other disposition of Beneficial Ownership (as defined in Rule 13d-3 promulgated under the Exchange Act) of, or pecuniary interest in, or the economic consequences of having Beneficial Ownership of, such Ordinary Shares or Depositary Receipts, including any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to such Ordinary Shares or Depositary Receipts, (C) any short sale of, or trade in, such Ordinary Shares or Depositary Receipts, or entry into any transaction with respect to derivative securities representing the right to vote or economic benefits of, such Ordinary Shares or Depositary Receipts, or (D) any entry into any contract, option or other arrangement or understanding with respect to the matters described in the foregoing clauses (A) to (C); provided, however, that the following shall not be considered a “Transfer”: (1) entering into a voting or support agreement (with or without granting a proxy) in support of any merger, consolidation or other business combination of the Company that has been approved, and is then recommended, by the Company’s board of directors, whether effectuated through one transaction or series of related transactions (including a tender offer followed by a merger); or (2) the grant of a proxy to officers or directors of the Company at the request of the Company’s board of director in connection with actions to be taken at a general or special meeting of shareholders.
(c)Any attempted Transfer in violation of this Section 2.6 shall, to the fullest extent permitted by applicable Law, be null and void ab initio, and the Company shall not, and shall instruct its transfer agent and other parties not to, record or recognize any such purported transaction on the books of the Company. In furtherance of the foregoing, each Holder agrees that the Company and any duly appointed transfer agent for the registration or transfer of the Closing Ordinary Shares are hereby authorized to decline to make any Transfer of Closing Ordinary Shares or Depositary Receipts representing such Closing Ordinary Shares if such Transfer would constitute a violation or breach of this Section 2.6.
Section 2.7In-Kind Distributions. If any Holder seeks to effectuate an in-kind distribution of all or part of their Registrable Securities to their respective direct or indirect equityholders, the Company will, subject to any applicable lock-ups, including pursuant to Section 2.6, use commercially reasonable efforts to cooperate with and assist such Holder, such equityholders and the Company’s transfer agent to facilitate such in-kind distribution; provided, that the Holder and its equityholders, as applicable, shall (A) deliver such documents and undertakings reasonably requested by the Company, its counsel or its transfer agent in connection with such request, including an indemnity letter to the Company indemnifying the Company to the same extent the Company is required or requested to indemnify the Company’s transfer agent in connection with such in-kind distribution, if applicable, and (B) if applicable, agree not to sell such shares unless an effective registration statement is on file with the Commission or there is an applicable exemption from registration for such sale under the Securities Act or the rules promulgated thereunder. Any delivery of Ordinary Shares without restrictive legends pursuant to this Section 2.7 shall be made in accordance with Section 2.12. Notwithstanding the provisions of Section 2.8, each of the Holder and its equityholders shall be responsible for its own fees and expenses incident to the delivery of Ordinary Shares pursuant to this Section 2.7.
Section 2.8Expenses. The Company will pay all reasonable expenses incident to the Company’s performance under or compliance with this Agreement to effect the registration of Registrable Securities in a Shelf Registration Statement pursuant to Section 2.1, a Piggyback Registration pursuant to Section 2.2 or an Underwritten Offering or Underwritten Block Trade pursuant to Section 2.3 and the disposition of such securities, including, without limitation: (a) all registration and filing fees, and any other fees and expenses associated with filings required to be made with the Commission or FINRA, (b) all fees and expenses in connection with compliance with any securities or “blue sky” laws, (c) all printing, duplicating, word processing, messenger, telephone, facsimile and delivery expenses (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with DTC or other depositary and of printing prospectuses), (d) all fees and disbursements of counsel for the Company and of all independent certified public accountants of the Company (including the expenses of any special audit and cold comfort letters required by or incident to such performance), (e) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange on which similar securities of the Company are then listed, (f) all applicable rating agency fees with respect to the Registrable Securities, (g) all fees and disbursements of legal counsel for the Company, (h) all of the Company’s internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties) and (i) all expenses of the Company and its officers and employees related to the “road-show” for any Underwritten Offering, including all travel, meals and lodging. Each Selling Holder shall pay its pro rata share of all Selling Expenses incurred by it in connection with any sale of its Registrable Securities hereunder (including all underwriting fees, discounts and selling commissions, transfer taxes allocable to the sale of the Registrable Securities and all fees and disbursements of counsel for the Selling Holders), provided that DGOC will pay all reasonable fees and disbursements of one legal counsel for Selling Holders selected by the Holders (which may be the same counsel as selected for the Company), together with any necessary local counsel as may be required by the Selling Holders, in an amount not to exceed $200,000 in any 12-month period.
Section 2.9Indemnification.
(a)By the Company. In the event of a registration of any Registrable Securities under the Securities Act pursuant to this Agreement, to the extent permitted by applicable law and without limitation as to time, the Company will indemnify and hold harmless each Selling Holder thereunder, its directors, officers, members, partners, employees, agents, representatives and managers, and each Person, if any, who controls such Selling Holder within the meaning of the Securities Act and the Exchange Act, and its directors, officers, members, partners, employees, agents, representatives and managers, against any losses, claims, actions, damages, expenses or liabilities (including reasonable attorneys’ fees and expenses), including any of the foregoing incurred in settlement of any litigation commenced or threatened by any party other than a Selling Holder (collectively, “Losses”), joint or several, to which such Selling Holder or controlling Person or directors, officers, employees, agents, representatives or managers may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact (in the case of any prospectus, in light of the circumstances under which such statement is made) contained in the Shelf Registration Statement or any other registration statement contemplated by this Agreement, any preliminary prospectus or final prospectus contained therein, or any free writing prospectus related thereto, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading, and will reimburse each such Selling Holder, its directors and officers, and each such controlling Person and each such director, officer, employee, agent, representatives or manager for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Loss or actions or proceedings; provided, however, that the Company will not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Selling Holder or such controlling Person in writing specifically for use in the Shelf Registration Statement or such other registration statement, or prospectus supplement, as applicable. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Selling Holder or any such director, officer, employee, agent, representatives, manager or controlling Person, and shall survive the transfer of such securities by such Selling Holder.
(b)By Each Selling Holder. Each Selling Holder agrees severally and not jointly to indemnify and hold harmless the Company, its directors, officers, employees, representatives and agents and each Person, if any, who controls the Company within the meaning of the Securities Act or of the Exchange Act to the same extent as the foregoing indemnity from the Company to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in the Shelf Registration Statement or prospectus supplement relating to the Registrable Securities, or any amendment or supplement thereto; provided, however, that the liability of each Selling Holder shall not be greater in amount than the dollar amount of the proceeds (net of any Selling Expenses) received by such Selling Holder from the sale of the Registrable Securities giving rise to such indemnification.
(c)Notice. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party other than under this Section 2.9(c) except to the extent that the indemnifying party is materially prejudiced by such failure. In any action brought against any indemnified party, it shall notify the indemnifying party of the commencement thereof. The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 2.9 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, (i) if the indemnifying party has failed to assume the defense and employ counsel reasonably satisfactory to the indemnified party or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party or representation by both parties by the same counsel is otherwise inappropriate under the applicable standards of professional conduct, then the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other reasonable expenses related to such participation to be reimbursed by the indemnifying party as incurred. Notwithstanding any other provision of this Agreement, the indemnifying party shall not settle any indemnified claim without the consent of the indemnified party, unless the settlement thereof imposes no liability or obligation on, includes a complete release from liability of, and does not contain any admission of wrongdoing by, the indemnified party.
(d)Contribution. If the indemnification provided for in this Section 2.9 is held by a court or government agency of competent jurisdiction to be unavailable to the Company or any Selling Holder or is insufficient to hold them harmless in respect of any Losses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and of such Selling Holder on the other in connection with the statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall such Selling Holder be required to contribute an aggregate amount in excess of the dollar amount of proceeds (net of Selling Expenses attributable to such Selling Holder in accordance with Section 2.8) received by such Selling Holder from the sale of Registrable Securities giving rise to such indemnification less the amount of any damages that such Selling Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. The relative fault of the Company on the one hand and each Selling Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the first sentence of this paragraph. The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating or defending any Loss which is the subject of this paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.
(e)Other Indemnification. The provisions of this Section 2.9 shall be in addition to any other rights to indemnification or contribution which an indemnified party may have pursuant to law, equity, contract or otherwise. To the extent that any of the Holders is, or would be expected to be, deemed to be an underwriter of Registrable Securities pursuant to any Commission comments or policies or any court of law or otherwise, the Company agrees that (i) the indemnification and contribution provisions contained in this Section 2.9 shall be applicable to the benefit of such Holder in its role as deemed underwriter in addition to its capacity as a Holder (so long as the amount for which any other Holder is or becomes responsible does not exceed the amount for which such Holder would be responsible if the Holder were not deemed to be an underwriter of Registrable Securities) and (ii) such Holder and its representatives shall be entitled to conduct the due diligence which would normally be conducted in connection with an offering of securities registered under the Securities Act, including receipt of customary opinions and comfort letters.
Section 2.10Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Registrable Securities to the public without registration, the Company shall use reasonable best efforts to:
(a)Make and keep adequate current public information regarding the Company available, as those terms are understood and defined in Rule 144;
(b)File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and
(c)So long as a Holder, together with its Affiliates, owns any Registrable Securities, (i) unless otherwise available at no charge by access electronically to the Commission’s EDGAR filing system (or any successor system), furnish to such Holder forthwith upon request a copy of the most recent annual or interim report of the Company, and such other public reports and documents so filed as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration, and (ii) to the extent accurate, furnish to such Holder upon reasonable request a written statement of the Company that it has complied with the reporting requirements of Rule 144.
Section 2.11Transfer or Assignment of Registration Rights. Without the prior written consent of the Company, the rights to cause the Company to register Registrable Securities granted to the Holders by the Company under this Article II may not be transferred or assigned by the Holders except to one or more transferee(s) or assignee(s) of such Registrable Securities pursuant to a Permitted Transfer in accordance with Section 2.6. The Company shall be given written notice prior to any said transfer or assignment, stating the name and address of each such transferee and identifying the securities with respect to which such registration rights are being transferred or assigned, and each such transferee shall assume in writing responsibility for its obligations of such Holder under this Agreement.
Section 2.12Company Obligations Regarding Legend Removal. The restrictive legend on any Depositary Receipts representing Ordinary Shares covered by this Agreement shall be removed only if (a) the Ordinary Shares represented by such Depositary Receipts are sold, distributed or otherwise transferred pursuant to an effective registration statement under the Securities Act in accordance with the plan of distribution described therein, (b) the Ordinary Shares represented by such Depositary Receipts may be sold by the applicable Holder free of restrictions without regard to Rule 144(b) (i.e., such Holder is not an Affiliate of the Company, and has not been an Affiliate of the Company for the previous three months, and has satisfied the one-year holding period under Rule 144), or (c) the Ordinary Shares represented by such Depositary Receipts are being sold, assigned or otherwise transferred pursuant to Rule 144 or another available exemption from registration under the Securities Act; provided, that with respect to clause (b) or (c) above, the applicable Holder has provided all documentation and evidence (which documentation (i) other than in connection with sales pursuant to Rule 144, may include an opinion of counsel and (ii) may include a representation letter from the Holder that, with respect to determinations of Affiliate status for purposes of Rule 144, shall be determinative, absent manifest error) as may reasonably be required by the Company or its transfer agent to confirm that the legend may be removed under applicable securities laws, including an indemnity letter to the Company indemnifying the Company to the same extent the Company is required or requested to indemnify the Company’s transfer agent in connection with such legend removal, if applicable, (the “Legend Removal Documents”). The Company will use its reasonable best efforts to assist such Holder in the facilitation of such transfers, including the delivery of instruction letters and legal opinions to the transfer agent. The

Company shall cooperate with the applicable Holder covered by this Agreement to cause its transfer agent to remove the legend on such Depositary Receipts pursuant to this Section 2.12 and exchange such Depositary Receipts for Ordinary Shares as soon as reasonably practicable after delivery of notice from such Holder that the conditions to removal are satisfied (together with any Legend Removal Documents). The Company shall bear all direct costs and expenses associated with the removal of a legend pursuant to this Section 2.12, provided, that the applicable Holder shall be responsible for all fees and expenses (including of counsel for such Holder) incurred by such Holder. For the avoidance of doubt, each Holder acknowledges that no legend will be removed from Depositary Receipts hereunder unless such Depositary Receipts are being exchanged for Ordinary Shares without restrictions on transfer pursuant to this Section 2.12.
Section 2.13Aggregation of Registrable Securities. All Registrable Securities held or acquired by Persons who are Affiliates of one another shall be aggregated together for the purpose of determining the availability of any rights under this Agreement. In addition, all other Ordinary Shares held by a Person and for which such Person has similar registration rights pursuant to an agreement between such Person and the Company shall be aggregated together for the purpose of determining such Person’s rights under this Agreement solely as such shares relate to minimum quantity requirements contemplated herein; provided, that for the avoidance of doubt, such Ordinary Shares shall not otherwise be deemed Registrable Securities for any other purpose under this Agreement.
Section 2.14No Conflicts of Rights. The Company represents and warrants that it is not subject to any registration rights that are superior to, inconsistent with or that in any way violate or subordinate the rights granted to the Holders hereby. The Company shall not, prior to the termination of this Agreement, grant any registration rights that conflict with, would prevent the Company from performing, or are superior to or inconsistent with, the rights granted to the Holders hereby.
Section 2.15Limitation on Subsequent Registration Rights. From and after the date hereof, the Company shall not, without the prior written consent of the Holders, enter into any agreement with any current or future holder of any equity securities of the Company that would allow such current or future holder to require the Company to include equity securities in any registration statement filed by the Company on a basis other than pari passu with, or expressly subordinated to the piggyback rights granted to the Holders pursuant to Section 2.2 or Section 2.3; provided, that in no event shall the Company enter into any agreement from and after the date hereof that would permit another holder of securities of the Company to participate on a superior or pari passu basis (in terms of priority of cut-back based on advice of underwriters) with a Holder requesting registration or takedown in an Underwritten Offering or an Underwritten Block Trade pursuant to Section 2.3.
Article III
MISCELLANEOUS
Section 3.1Communications. All notices and demands provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, facsimile, e-mail, air courier guaranteeing overnight delivery or personal delivery to the following addresses:
(a)If to any Holder, to the address or email address under such Holder’s name on the signature pages hereto.
(b)If to the Company:
Diversified Production LLC
414 Summers Street, 2nd Floor
Charleston, WV 25301
Attn: Ben Sullivan
Email: bsullivan@dgoc.com
with a copy (which shall not constitute notice) to:
Gibson, Dunn & Crutcher LLP
811 Main Street, Suite 3000
Houston, Texas 77002
Attention: Hillary H. Holmes
Facsimile: (346) 718-6902
E-mail: HHolmes@gibsondunn.com

or, if to a transferee of a Holder, to the transferee at the address provided pursuant to Section 2.11 above. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; upon actual receipt if sent by certified or registered mail, return receipt requested, or regular mail, if mailed; upon actual receipt of the facsimile copy or e-mail, if sent via facsimile or e-mail; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.
Section 3.2Accredited Investor Status. Each of the undersigned receiving Closing Ordinary Shares on the Closing Date pursuant to the Merger Agreement hereby represents and warrants to the Company on the date hereof is an “accredited investor,” as such term is defined in Regulation D of the Securities Act, and is acquiring the Closing Ordinary Shares for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act, any applicable state blue sky Laws or any other applicable securities Laws.
Section 3.3Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, including subsequent Holders of Registrable Securities to the extent permitted herein.
Section 3.4Assignment of Rights. All or any portion of the rights and obligations of the Holders under this Agreement may be transferred or assigned by the Holders so long as in conformity with Section 2.6 and Section 2.11 hereof.
Section 3.5Recapitalization (Exchanges, etc. Affecting the Registrable Securities). The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all shares of capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued and allotted in respect of, in exchange for or in substitution of, the Registrable Securities, and shall be appropriately adjusted for combinations, recapitalizations and the like occurring after the date of this Agreement.
Section 3.6Specific Performance. Damages in the event of breach of this Agreement by a party hereto would be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives (a) any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief or that a remedy at law would be adequate and (b) any requirement under any law to post securities as a prerequisite to obtaining equitable relief. The existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity which such Person may have.
Section 3.7Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.
Section 3.8Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.
Section 3.9Governing Law, Submission to Jurisdiction. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or the transactions contemplated hereby shall be brought and determined by courts of the State of Texas located in Houston, Texas and the federal courts of the United States of America located in Houston, Texas, and each of the parties hereto irrevocably submits to the exclusive jurisdiction of such courts solely in respect of any legal proceeding arising out of or related to this Agreement.
Section 3.10Waiver of Jury Trial. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVE, AND AGREE TO CAUSE THEIR AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER THIS AGREEMENT OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR

OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
Section 3.11Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction.
Section 3.12Entire Agreement. This Agreement and the Merger Agreement are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein or therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein with respect to the rights granted by the Company set forth herein or therein. This Agreement and the Merger Agreement supersede all prior agreements and understandings between the parties with respect to such subject matter.
Section 3.13Term; Amendment. This Agreement shall automatically terminate and be of no further force and effect on the date on which there are no Registrable Securities. This Agreement may be amended only by means of a written amendment signed by the Company and the Holders of a majority of the then outstanding Registrable Securities; provided, however, that no such amendment shall materially and adversely affect the rights of any Holder hereunder without the consent of such Holder.
Section 3.14No Presumption. In the event any claim is made by a party relating to any conflict, omission, or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or its counsel.
Section 3.15Obligations Limited to Parties to Agreement. Each of the parties hereto covenants, agrees and acknowledges that no Person other than the Holders, their respective permitted assignees and the Company shall have any obligation hereunder and that, notwithstanding that one or more of the Company and the Holders may be a corporation, partnership or limited liability company, no recourse under this Agreement or under any documents or instruments delivered in connection herewith or therewith shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, shareholder or Affiliate of any of the Company, the Holders or their respective permitted assignees, or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, shareholder or Affiliate of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise by incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, shareholder or Affiliate of any of the Company, the Holders or any of their respective assignees, or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, shareholder or Affiliate of any of the foregoing, as such, for any obligations of the Company, the Holders or their respective permitted assignees under this Agreement or any documents or instruments delivered in connection herewith or therewith or for any claim based on, in respect of or by reason of such obligation or its creation, except in each case for any assignee of a Holder hereunder.
Section 3.16Interpretation. Article and Section references in this Agreement are references to the corresponding Article and Section to this Agreement, unless otherwise specified. All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to.” If any period of days referred to in this Agreement shall end on a day that is not a Business Day, then the expiration of such period shall be automatically extended until the end of the first succeeding Business Day.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

DIVERSIFIED ENERGY COMPANY PLC

By:	/s/ Benjamin M. Sullivan
Name:	Benjamin M. Sullivan
Title:	Senior Executive Vice President & Chief Legal and Risk Officer

DIVERSIFIED GAS & OIL CORPORATION

By:	/s/ Benjamin M. Sullivan
Name:	Benjamin M. Sullivan
Title:	Senior Executive Vice President, Chief Legal and Risk Officer and Corporate Secretary
[Signature Page to Registration Rights Agreement]

By: EIG MANAGEMENT COMPANY, LLC, as designee for each Holder set forth below

By:	/s/ Jean Powers
Name:	Jean Powers
Title:	Managing Director

By:	/s/ Billy Rogers
Name:	Billy Rogers
Title:	Senior Vice President

Holders:
EIG REDWOOD CO-INVESTMENT, L.P.
EIG ENERGY FUND XV-A, L.P.
EIG ENERGY FUND XVI, L.P.
EIG ENERGY FUND XVI-E, L.P.
EIG ENERGY FUND XV, L.P.
EIG HOLDINGS CARRY SPLITTER (REDWOOD), L.P.
EIG ENERGY FUND XVI HOLDINGS SPLITTER (FOURPOINT), L.P. EIG ENERGY XV BLOCKER AGENT (REDWOOD), INC.
EIG ENERGY FUND XV BLOCKER SERIES C (FOUR POINT) LLC
Notices:
c/o EIG Management Company, LLC
333 Clay Street, Suite 3500
Houston, Texas 77002
Attention:    Jeannie Powers
        Billy Rogers
Email:        jeannie.powers@eigpartners.com
        billy.rogers@eigpartners.com
        notices@eigpartners.com

[Signature Page to Registration Rights Agreement]

FSIC INVESTMENTS, INC.

By:	/s/ Stephen S. Sypherd
Name:	Stephen S. Sypherd
Title:	Authorized Signer

Notices:
Franklin Square Holdings, L.P.
201 Rouse Boulevard Philadelphia, PA 19112
Attention: Investment Management
Tel: (215) 495-1150
Facsimile: (214) 339-1931
Email: FSEPInvestments@fsinvestments.com; investmentops@fsinvestments.com

[Signature Page to Registration Rights Agreement]

FSIC II INVESTMENTS, INC.

By:	/s/ Stephen S. Sypherd
Name:	Stephen S. Sypherd
Title:	Authorized Signer

Notices:
Franklin Square Holdings, L.P.
201 Rouse Boulevard Philadelphia, PA 19112
Attention: Investment Management
Tel: (215) 495-1150
Facsimile: (214) 339-1931
Email: FSEPInvestments@fsinvestments.com; investmentops@fsinvestments.com

[Signature Page to Registration Rights Agreement]

FSEP INVESTMENTS, INC.

By:	/s/ Scott Giardina
Name:	Scott Giardina
Title:	Authorized Signer

Notices:
FSEP Investments Inc.
Investment Operations, 3rd Floor
201 Rouse Boulevard
Philadelphia, PA 19112
Telephone: (215) 372-1183
Email: investmentops@fsinvestments.com
[Signature Page to Registration Rights Agreement]